United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2022

PureCycle Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40234	86-2293091
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5950 Hazeltine National Drive,	Suite 650,	Orlando	32822
Florida
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (877) 648-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	PCT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation

On March 15, 2022, Richard Brenner informed the Board of Directors (the “Board”) of PureCycle Technologies, Inc. (the “Company” or “PureCycle”) of his resignation from the Board, effective March 15, 2022. Mr. Brenner’s decision to resign was not the result of any disagreement with the Company or its management.

Appointments

Effective March 15, 2022, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, elected Allen W. Jacoby and Stephen F. Bouck as directors of the Company. Mr. Jacoby was elected as a Class II director and Mr. Bouck was elected as a Class III director.

The Board determined that each of Mr. Jacoby and Mr. Bouck qualifies as an independent director under the listing standards of the Nasdaq Stock Market. The Board anticipates naming each of Mr. Jacoby and Mr. Bouck to serve on one or more committees of the Board, but at the time of this Form 8-K, the Board has not determined the committee(s) to which Mr. Jacoby or Mr. Bouck will be named.

Mr. Jacoby and Mr. Bouck will receive compensation for service as non-employee directors of the Company consistent with the compensation generally provided to the Company’s other non-employee directors, as determined by the Board from time to time. Currently, non-employee directors generally receive, among other things, (i) an annual grant of restricted stock units with a targeted fair market value of $100,000; (ii) annual cash compensation of $65,000; (iii) additional amounts between $7,500 and $15,000 for service as a non-chair committee member and (iv) additional amounts between $15,000 and $30,000 for service as a committee chair.

There are no arrangements or understandings between either Mr. Jacoby or Mr. Bouck and any other persons pursuant to which either Mr. Jacoby or Mr. Bouck was selected as a director. Mr. Bouck has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 15, 2019, Milliken & Company (“Milliken”), Mr. Jacoby’s employer, and PureCycle entered into a 10-year exclusive supply agreement (the “Milliken Agreement”) under which Milliken will supply PureCycle with certain additives needed for the Company’s ultra-pure recycled resin production. Pricing is not specified in the Milliken Agreement, but the agreement notes pricing will be “reasonable,” reflecting industry conditions with initial pricing negotiated in good faith. No payments under the Milliken Agreement are due until initial production at the Company’s Ironton, Ohio facility (“Ironton Facility”) begins. Operations at the Ironton Facility are scheduled to begin in the fourth quarter of 2022. Although Milliken and PureCycle have not yet agreed on initial pricing or specified quantities, based on current market rates and conditions and PureCycle’s forecasted operations timeline, the Company estimates additives needed for 2022 under the Milliken Agreement will cost approximately $385,000.00. Based on operations forecasting, current market conditions as of this 8-K (including significant supply chain disruptions and commodity shortages), and without accounting for changes in pricing or operational efficiencies, the Company estimates the additives needed and to be procured under the remainder of the Milliken Agreement term, including 2022, will cost approximately $107.8 million. Other than the Milliken Agreement, Mr. Jacoby has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release announcing Mr. Brenner’s resignation from and the appointments of Mr. Jacoby and Mr. Bouck to the Board
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURECYCLE TECHNOLOGIES, INC.
By: /s/ Lawrence Somma___________________
Name: Lawrence Somma
Title: Chief Financial Officer

Date: March 17, 2022